--------------------------------------------------------------------------------

                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  Confidential, For Use of Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           @Track Communications, Inc.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box)
[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1.  Title of each class of securities to which transaction applies:
         Common Stock, $0.01 par value per share._______________________________
     2.  Aggregate number of securities to which transaction applies:___________
         _______________________________________________________________________
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):_____________
         _______________________________________________________________________
     4.  Proposed maximum aggregate value of transaction:_______________________
         _______________________________________________________________________
     5.  Total Fee Paid:________________________________________________________

[_]  Fee paid previously with preliminary materials

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.  Amount Previously Paid:________________________________________________
     2.  Form, Schedule or Registration Statement No.:__________________________
     3.  Filing Party:__________________________________________________________
     4.  Date Filed:____________________________________________________________

                           @TRACK COMMUNICATIONS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 2002

To the Stockholders of @Track Communications, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of @Track Communications, Inc. will be held at our principal executive office at 1155 Kas Drive, Suite 100, Richardson, Texas 75081 on Tuesday, May 21, 2002, at 9:00 a.m., Richardson, Texas time, to consider and vote on the following proposals:

Proposal 1.    The election of eight directors to hold office until the next annual meeting of @Track's stockholders or until their respective successors shall have been duly elected and qualified.

Proposal 2.    The approval of an amendment to @Track's amended & restated 1994 stock option plan increasing the number of shares of common stock issuable under the stock option plan.

     In addition, we will consider the transaction of such other business as may properly come before the meeting or at any adjournments or postponements.

     The foregoing items of business are more fully described in the attached proxy statement.

     Only stockholders of record at the close of business on April 12, 2002 are entitled to notice of, and to vote at, the annual meeting. A holder of shares of @Track's common stock is entitled to one vote, in person or by proxy, for each share of common stock owned by such holder on all matters properly brought before the annual meeting or at any adjournments or postponements.

     All of our stockholders are invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, we urge you to complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope to assure your representation at the meeting. In addition, you may also vote via telephone by calling (800) 435-6710 or the Internet at www.eproxy.com/atrk. You will need your control number from your proxy card to
-------------------
vote via telephone or the Internet. You can revoke your proxy at any time before it is voted by delivering written notice to J. Raymond Bilbao at @Track's principal executive office or by attending the meeting and voting in person.

     This proxy statement, instruction card and proxy card are being mailed to our stockholders on or about April 29, 2002.

                                      By Order of the Board of Directors

                                      @Track Communications, Inc.

                                      J. Raymond Bilbao, Secretary

1155 Kas Drive
Suite 100
Richardson, Texas 75081
(972) 301-2000
April 29, 2002

                           @TRACK COMMUNICATIONS, INC.

                               PROXY STATEMENT FOR
                       2002 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 2002

                          GENERAL QUESTIONS AND ANSWERS

         The following questions and answers are intended to provide brief answers to frequently asked questions concerning the proposals described in this proxy statement and the proxy solicitation process. These questions and answers do not, and are not intended to, address all the questions that may be important to you. You should carefully read the remainder of this proxy statement as well as the appendices and the documents incorporated by reference in this proxy statement.

The Annual Meeting
------------------

Q:       When and where is the annual meeting?
A: The annual meeting will be held on Tuesday, May 21, 2002, at 9:00 a.m., Richardson, Texas time, at our principal executive office at 1155 Kas Drive, Suite 100, Richardson, Texas 75081. This proxy statement, instruction card and form of proxy are being mailed to our stockholders on or about April 29, 2002.

Procedures for Voting
---------------------

Q:       Is my proxy revocable and can I change my vote?
A: You may revoke your proxy at any time before it is voted by doing one of the following:

         . Sending a notice revoking your proxy to J. Raymond Bilbao, our Secretary, at 1155 Kas Drive, Suite 100, Richardson, Texas 75081;

         .    Signing and mailing to us a proxy bearing a later date; or

         .    Coming to our annual meeting and voting in person.

Q:       Who is entitled to vote?
A: Only stockholders of record as of the close of business on April 12, 2002, the record date, will be entitled to vote on the proposals at the annual meeting. Each share of common stock is entitled to one vote.

Q:       How do I vote?
A: You can vote by attending the annual meeting in person or by completing, signing and returning your proxy card in the enclosed postage-paid envelope. You can also vote via telephone by calling (800) 435-6710 or via the Internet at www.eproxy.com/atrk. You will need your
                                         -------------------
         control number from your proxy card to vote via telephone or the Internet.

Q:       How does discretionary authority apply?
A: If you sign your proxy card, but do not make any selections, your shares will be voted "FOR" the election of all of the nominees for directors and "FOR" proposal 2, and, in the discretion of the proxies, as to all other matters which may be properly brought before the annual meeting.

Q.       How will votes be counted?
A. The annual meeting will be held if a quorum is represented in person or by proxy at the meeting. A quorum is a majority of our outstanding shares of common stock entitled to vote. As of April 12, 2002, 48,314,681 shares of common stock were issued and outstanding and entitled to vote on each proposal.

         If you have returned a signed proxy card or attend the meeting in person, then you will be considered part of the quorum, even if you do not vote. A withheld vote is the same as an abstention. The effect of abstentions and broker non-votes with respect to a particular proposal will be a vote "AGAINST" that proposal. Our transfer agent, Mellon Investor Services, LLC, will count the votes and act as inspector.

         Broker non-votes occur when proxies submitted by brokers, banks or other nominees holding shares in "street" name do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions on how to vote on the proposals. We will treat broker non-votes as shares that are present and entitled to vote for quorum purposes.

Q. What happens if I do not return my proxy card and do not vote at the annual meeting?
A. If you do not attend the annual meeting and do not submit a proxy, the effect will be that you will not be considered part of, or count towards, achieving a quorum. With respect to proposals 1 and 2, the failure to return a proxy card and vote will have neither the effect of a vote "FOR" nor "AGAINST" these proposals since only a majority of the quorum is required for approval of these proposals, and you will still not be counted toward achieving a quorum.

Q:       Is my vote confidential?
A: Yes. Only the inspector, Mellon Investor Services, and certain of our employees will have access to your proxy card. All comments will remain confidential, unless you ask that your name be disclosed.

Our Current Stock Ownership
---------------------------

Q:       What percentage of stock do the directors and officers own?
A: Our officers and directors collectively and beneficially own approximately 178,221 shares, or less than one percent of our common stock as of April 12, 2002.

Q:       Who are the largest principal stockholders?
A: Minorplanet Systems PLC, our majority stockholder, owned 30,000,000 shares, or approximately 62 percent of our common shares as of April 12, 2002. According to the Schedule 13G filed on July 10, 2001, Mackay Shields LLC beneficially owned 11,249,035 shares of our common stock or approximately 23.2 percent of our common shares as of April 12, 2002.

Other Information
-----------------

Q:       When are the stockholder proposals due for the annual meeting in 2003?
A: To be included in the 2003 annual meeting, stockholder proposals must be in writing and must be received by @Track, at 1155 Kas Drive, Suite 100, Richardson, Texas, 75081, Attn: Corporate Secretary, no later than December 26, 2002.

Q:       Who is soliciting my proxy and who will pay the solicitation expenses?
A: We are soliciting your proxy and we will pay the cost of preparing and distributing this proxy statement and the cost of soliciting votes, including without limitation, fees and expenses of Mellon Investor Services. We will reimburse stockbrokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation material to the owners of common stock.

Q:       Who can help answer my additional questions?
A: Stockholders who would like additional copies, without charge, of this proxy statement or have additional questions about the stock issuance transactions, including the procedures for voting their shares, should contact:

         J. Raymond Bilbao
         Senior Vice President, General Counsel & Secretary
         1155 Kas Drive, Suite 100
         Richardson, Texas 75081
         Telephone: (972) 301-2000

         This question and answer information sheet is qualified in its entirety by the more detailed information contained in this proxy statement, including its appendices. You are strongly urged to carefully read this proxy statement, including its appendix, in its entirety before you vote.

                           FORWARD-LOOKING STATEMENTS

     Statements in this proxy statement that are not historical facts are "forward-looking statements" within the meaning of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by words such as:

     .        may;
     .        estimates;
     .        believes;
     .        anticipates;
     .        expects;
     .        intends;
     .        predicts;
     .        projects;
     .        potential;
     .        should;
     .        could; and
     .        similar expressions (and the negative of these terms).

These statements involve known and unknown risks and uncertainties that may cause the actual results or outcomes to be materially different from those anticipated and discussed in this proxy statement. In assessing forward-looking statements contained herein, you are urged to read carefully all cautionary statements contained in this proxy statement and in those other filings made by us with the Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended December 31, 2001, which is being mailed to you with this proxy statement.

This proxy statement, including the attached appendix that is incorporated into this proxy statement by reference and constitutes a part of it, contains important information that should be read before any decisions are made with respect to the proposals. You are strongly urged to read the proxy statement in its entirety, including the appendix. You are also strongly urged to read our Form 10-K, especially the risk factors section, which is being sent to you with this proxy statement.

                                   PROPOSAL 1:

                           Election of Eight Directors

     You are being asked to elect the following eight individuals as directors:

     .   Jana A. Bell
     .   Gerry C. Quinn
     .   John T. Stupka
     .   Robert D. Kelly MA, FCA
     .   Michael D. Beverley DL, DA, SCA, SRSA
     .   Michael D. Abrahams CBE, DL
     .   Sir James Douglas Spooner MA, FCA
     .   Sir Martin W. Jacomb

     Jana A. Bell, Gerry C. Quinn, John T. Stupka, Robert D. Kelly and Michael
D. Beverley are all currently serving as directors of @Track. Ms. Bell and Messrs. Quinn and Stupka were elected at the 2001 annual meeting of stockholders. In connection with the completion of the stock issuance transactions with Minorplanet Systems PLC, the board of directors approved an increase in the size of the board of directors to seven members, and Robert D. Kelly and Andrew Tillman were added to the board of directors on June 21, 2001. Mr. Tillman has not been nominated for re-election to the board of directors. On March 22, 2002, the board of directors again increased the size of the board of directors to eight members, and elected Mr. Beverley to fill the newly-created vacancy.

     Our bylaws permit the board of directors to increase or decrease the size of the board of directors without stockholder approval. Accordingly, you are not being asked to approve any increases or decreases in the size of the board of directors.

Organization of the Board of Directors and Meetings

     Of the eight director nominees above, two directors, Robert D. Kelly and Michael D. Abrahams were designated by, and are employees of, our majority stockholder, Minorplanet, for election to the board. Sir Jacomb and Sir Spooner are also non-employee directors of Minorplanet. One director, Ms. Bell, is an officer of @Track. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions." All directors serve until the next annual meeting of the stockholders or until their respective successors are duly elected and qualified, or until their earlier death or removal from office.

     During 2001, the board of directors held eleven meetings, and acted by written consent eight times. The standing committees of the board of directors currently consist of:

     .   the compensation committee;

     .   the audit committee; and

     .   the nominating committee.

     During 2001, each director attended at least 75% of the meetings of the board of directors and of the meetings of committees on which he served, except for Messrs. Kelly and Tillman who did not attend 75% of the meetings in 2001 because they only became directors on June 21, 2001, and Mr. Beverley who was elected a director on March 22, 2002. Each of these three individuals have attended at least 75% of the meetings of the board of directors and any committees they serve on since their respective elections.

     Compensation Committee. The compensation committee is responsible for the administration of, and the determination of strategy and policy matters related to, the 1994 stock option plan. The compensation committee also reviews the future compensation of Jana A. Bell and our other executives, as necessary. None of the compensation committee members is an officer or employee of @Track and none holds options granted under @Track's 1994 stock option plan. During 2001, the compensation committee, which was composed of Gerry C. Quinn,

John T. Stupka and Stephen L. Greaves met four times and acted by written consent one time. On July 18, 2001, Mr. Kelly was added as a member to the compensation committee. Mr. Greaves will not serve on this committee after the 2002 annual meeting as he is not being re-nominated for director.

         Audit Committee. The audit committee, with management and @Track's independent accountants, determines the adequacy of internal controls and other financial reporting matters, and reviews and recommends to the board of directors for approval all published financial statements. During 2001, the audit committee, which was composed of Messrs. Quinn, Stupka and Osborne, met nine times and did not act by written consent. On July 18, 2001, Robert D. Kelly was appointed to the audit committee. Mr. Kelly resigned this position on March 1, 2002. Mr. Osborne will not serve on this committee after the 2002 annual meeting as he is not being re-nominated for director.

         The board of directors and the audit committee believe that, except as described below, all members of the audit committee have been and will continue to be "independent directors" within the meaning of applicable Nasdaq rules.

         Effective June 14, 2001, Nasdaq revised its rules related to the independence of audit committees. On that date, there were three members of the audit committee: John T. Stupka, William Osborne and Gerry C. Quinn. At that time, one member of the audit committee, Gerry C. Quinn, did not meet the definition of "independent director" under applicable Nasdaq rules because he was an employee of an entity which was an affiliate of @Track due to the level of its beneficial ownership in @Track. However, as our stockholders had already approved the recapitalization transaction with Minorplanet whereby all of the then current stockholders, including the entity which employed Mr. Quinn, would suffer substantial dilution, the board of directors believed that Mr. Quinn would be "independent" upon the closing of these transactions as his employer would no longer be deemed an affiliate of @Track after the closing of these transactions. Accordingly, in accordance with Nasdaq rules, the board determined that, in this exceptional and limited circumstance, it was in the best interests of @Track to have Mr. Quinn continue to serve for seven days on the audit committee until he became an "independent director" upon the closing of the recapitalization transactions on June 21, 2001.

         On July 18, 2001, Mr. Robert D. Kelly, a director and the Financial Director of Minorplanet, became a member of the audit committee in order to become more familiar with U.S. auditing practices to assist in the harmonization and integration of Minorplanet and @Track after the closing of the June 21, 2001 recapitalization transactions. He resigned this position on April 24, 2002. Due to his knowledge of Minorplanet, United Kingdom auditing and accounting practices and the limited time period of his interim committee membership, the board of directors determined that the now terminated appointment of Mr. Kelly to the audit committee was an exceptional and limited circumstance that permitted the appointment of one non-independent director to the audit committee. Neither Mr. Kelly nor any other director that is not "independent" within the meaning of the applicable Nasdaq rules, will serve on the audit committee in the future.

         Nominating Committee. The nominating committee considers and makes nominations for additional outside directors for election by the board of directors. During 2001, the nominating committee was composed of Gerry C. Quinn and John T. Stupka. Robert D. Kelly was added as a member on this committee on July 18, 2001. The nominating committee held one meeting during 2001. See "Certain Relationships and Related Party Transactions" on page 10. The nominating committee will consider nominees recommended by our stockholders. Any stockholder wishing to make a nomination should send a letter providing the name, address, phone number and resume of the nominee to our offices, to the attention of the nominating committee.

                      Our Directors and Executive Officers

Directors

     We are soliciting your vote with respect to the election of all eight of the individuals below as directors. Ms. Bell and Messrs. Quinn, Stupka, Kelly and Beverley are currently directors of eTrack.

     JANA A. BELL - President, Chief Executive Officer and Director since September 1998

     Ms. Bell, age 38, was initially employed by @Track in June 1998 as its Executive Vice President and Chief Financial Officer. In September 1998, Ms. Bell was promoted to President and Chief Executive Officer and she continued to act in the Chief Financial Officer capacity until November 1998. From March 1992 to June 1998, Ms. Bell was employed in a variety of capacities by AT&T Wireless Services and by its predecessors, LIN Broadcasting and McCaw Cellular Communications, Inc. She was initially employed as Director of Financial Planning and Control in March 1992 for LIN Broadcasting. In May 1994, she became Director of Finance for McCaw Properties. From January 1996 to June 1998 she served in various executive positions over the Southwest region of AT&T Wireless including Vice President and Chief Financial Officer since 1997. She last served as AT&T Wireless' Central United States Vice President of Operations from March 1998 until she left to join @Track. Prior to her employment at AT&T Wireless, Ms. Bell practiced public accounting for Ernst & Young LLP, last serving as an audit manager.

     GERRY C. QUINN - Director since 1992

     Mr. Quinn, age 53, served as President of The Eighteen Wheeler Corporation and The F.B.R. Eighteen Corporation, both of which were affiliates of @Track, from April 1992 until February 1994. Mr. Quinn has served as President of The Erin Mills Investment Corporation, since July 1989, and as Executive Vice President of The Erin Mills Development Corporation, a real estate development company and stockholder of @Track, since September 1989. Prior to joining Erin Mills, Mr. Quinn served as a senior officer in Magna International Inc. and Barrincorp, both publicly traded companies, and he served as a partner in the public accounting firm of Ernst & Young. Currently Mr. Quinn is also a director of MotorVac Technologies, Inc.

     JOHN T. STUPKA - Director since June 1998

     Mr. Stupka, age 52, currently serves as President -Wireless Solutions and President for WorldCom, a position he has held since November 1999. From August 1996 until October 1999 Mr. Stupka served as President, Chief Executive Officer and as a director of SkyTel Communications, Inc., formerly known as Mobile Telecommunication Technologies Corp. Prior to joining SkyTel, Mr. Stupka served as Senior Vice President - Strategic Planning of SBC Communications, Inc. from August 1995 to August 1996 and as President and Chief Executive Officer of Southwestern Bell Mobile Systems, Inc. from November 1985 to August 1995.

     ROBERT D. KELLY MA, FCA - Director since June 21, 2001

     Mr. Kelly, age 40, currently serves as Financial Director of Minorplanet Systems PLC, a position held since July 1, 2000. Mr. Kelly also currently serves as a Director on the Board of Directors of and as Secretary of Minorplanet Systems PLC and its wholly-owned subsidiary, Minorplanet Limited, positions he has held since July 1, 2000. Mr. Kelly also currently serves on the Board of Directors of FirstNet Services Ltd. Prior to joining Minorplanet Systems PLC in July 2000, Mr. Kelly served as European Financial Director for Caudwell Communications Group Limited for one year and as Finance Director for Kunick Leisure Limited for eleven years. Mr. Kelly is an Oxford law graduate, who qualified as a chartered accountant with Coopers & Lybrand.

     MICHAEL D. BEVERLEY DL, DA, SCA, SRSA - Director since March 22, 2002

     Mr. Beverley, age 54, retired on August 31, 2001 from Arthur Andersen. Mr. Beverley had served as a partner with Arthur Andersen since 1985, finally serving as Managing Partner-UK Regions immediately prior to his retirement. Mr. Beverley currently serves as a director of Opera North Limited and West Yorkshire Police Community. Mr. Beverley previously served as a director of Arthur Andersen & Co. Nominees and Arthur Andersen Investments Limited.

     MICHAEL D. ABRAHAMS CBE, DL - New Nominee for Director

     Mr. Abrahams, age 64, currently serves as executive chairman of the board of directors of Minorplanet Systems PLC. Mr. Abrahams also currently serves as a director of The Rank Foundation Limited, M.D. Abrahams & Co., Trustees of the London Clinic Limited, Prudential Staff Pensions Limited, Bagendon Nominees Limited, H.S.B.S. Investments Limited, Scottish Amicable Life PLC, Kingston Communications (Hull) PLC, Minorplanet Limited, London Clinic Development Limited, and as chairman of the board of London Clinic Enterprises Limited, Ripon Improvement Trust, Yorkshire Agricultural Society and the Hackfall Trust. Mr. Abrahams has previously served at deputy chairman of Prudential PLC.

     SIR JAMES DOUGLAS SPOONER MA, FCA - New Nominee for Director

     Sir Spooner, age 69, currently serves as a non-executive member of the Board of Directors of Minorplanet Systems PLC. Sir Spooner also currently serves as a director of Cleveland Square Properties (London) Limited, Pytchley House Estate Limited, Glanmoor Investments Limited, John Swire & Sons Limited, Merger Investments Limited, Goldsmiths College Developments Limited, Goldsmiths College Estates Limited,

Wonderful Beast and Glover Agency Limited. Sir Spooner previously served as a director of Barclays Bank PLC, J. Sainsbury PLC, as well as previously serving as chairman of the British Telecom Pension Funds Trustees, Coats Viyella PLC, Bentalls PLC, Helical Bar PLC and Morgan Crucible Company PLC.

         SIR MARTIN W. JACOMB - New Nominee for Director

     Sir Jacomb, age 72, currently serves as a non-executive member of the board of directors of Minorplanet Systems PLC. Sir Jacomb also currently serves as chairman of Delta PLC, The British Council of the Oxford Playhouse Limited and Five Arrows Limited, and as a director of Prudential PLC, Canary Wharf Group PLC, the Oxford Playhouse Trust, Pasley-Tyler Holdings PLC, Rio Tinto Pension Fund Trustees and Oxford Playhouse Productions Limited. Sir Jacomb has previously served as a director of the Royal Opera House Covent Garden Limited and as chairman of Prudential PLC.

Executive Officers

         Except as disclosed under "Employment Agreements" below, all officers serve until their successors are duly elected and qualified or their earlier death, disability or removal from office.

         DAVID H. BAGLEY - Vice President of Network Operations of @Track

         Mr. Bagley, age 48, joined @Track in October 1992 as Director of Field Services and has since held several director-level positions which utilized his 27 years of telecommunications experience prior to assuming his current role of Vice President Network Operations in December of 1999. Before joining @Track, Mr. Bagley served as Vice President, South Central Division at Comstock Communications from 1987 to 1992. From 1973 to 1987, Mr. Bagley held various operational and technical management positions at Southwestern Bell Telecom, United Technologies Communications Company and General Dynamics Communications Company.

         JANA A. BELL - President, Chief Executive Officer and Director of @Track since September 1998

         Please refer to page 2 for information regarding Ms. Bell.

         J. RAYMOND BILBAO - Senior Vice President, General Counsel and Secretary of @Track

         Mr. Bilbao, age 35, was initially employed by @Track in June 1997 as Associate General Counsel. He served in that position until February 1999, when he was promoted to General Counsel and Secretary. Mr. Bilbao assumed his current role of Senior Vice President, General Counsel and Secretary in June of 2001 being primarily responsible for all legal and human resources matters. From September 1996 to June 1997, Mr. Bilbao was a Senior Associate Attorney at Neligan & Averch, LLP, a Dallas-based law firm, where he represented technology clients in corporate and litigation matters. From September 1995 to September 1996, Mr. Bilbao was employed by Value-Added Communications, Inc., a Dallas-based telecommunications company, last serving as its Vice President and General Counsel. Mr. Bilbao also previously served as an associate attorney at the law firms of Haney & Tickner, P.C. and Renfro, Mack & Hudman, P.C. In 1992, Mr. Bilbao earned his Juris Doctor degree from St. Mary's University in San Antonio, Texas, where he served as a writer for the St. Mary's Law Journal. Mr. Bilbao is licensed to practice law in Texas and is admitted to practice before the United States District Court for the Northern District of Texas.

         TODD A. FELKER - Senior Vice President, Sales and Marketing of @Track

         Mr. Felker, age 42, joined @Track in June 1998 as Senior Vice President, Sales and Marketing and is primarily responsible for the sales and marketing departments of @Track. From May 1994 to June 1998, he was employed in several marketing management and product planning positions of increasing responsibility for AT&T Wireless, last serving as its Vice President of Marketing, Central Area which encompassed 15 states, 1.6 million customers and over $1 billion in annual revenue. From May 1989 to May 1994, Mr. Felker held Manager of Marketing Development and Director of Marketing positions at Crown Media, Inc. and a predecessor, Cencom Cablevision. From June 1982 to May 1989, Mr. Felker worked with D'Arcy Masius Benton & Bowles, an advertising firm, where he last served as a Manager of Media Planning and Research developing and implementing media plans for Southwestern Bell Telephone and Banquet Frozen Foods.

         ROBERT J. LAMBERT, JR. - Vice President of Information Technology of @Track

         Mr. Lambert, age 43, was originally employed by @Track as Director of Information Systems in September 1997. Mr. Lambert transitioned into the role of director of Revenue Assurance and Billing, using his 20 years of information systems and operations experience to successfully manage the billing and collection operations for @Track's entire customer base. From 1995 to 1997, Mr. Lambert served as director of Retail Operations for CellStar, where he was responsible for the financial and operational focus of the $100+ million organization. From 1986 to 1995, he was employed at KPMG Peat Marwick as a Senior Consulting Manager.

     W. MICHAEL SMITH - Executive Vice President, Chief Financial Officer and Treasurer of @Track

     Mr. Smith, age 37, joined @Track in November 1998 as Executive Vice President, Chief Financial Officer and Treasurer. Previously, Mr. Smith served as Vice President of Finance and Chief Financial Officer for TPN, Inc., a provider of digital satellite programming from 1997 to 1998. Mr. Smith was employed by AT&T Wireless Services from 1994 to 1997, where he served as Director of Financial Planning and Control from 1994 to 1996 and as Director of Finance and Controller from 1996 to 1997. Prior to his employment at AT&T Wireless, Mr. Smith practiced public accounting for Arthur Anderson & Co., last serving as a financial consultant and audit manager primarily representing high technology clients. Mr. Smith earned a Masters in Accounting at the University of North Texas and is a Certified Public Accountant.

     RONALD THOMPSON - Vice President Operations of @Track

     Mr. Thompson, age 52, joined @Track in June of 1999 as Director of Installation and Service, subsequently serving as Director of Manufacturing Operations prior to assuming his current role of Vice President Operations in April of 2002. Mr. Thompson has over 17 years of experience in manufacturing, service, installation and distribution. Previously, Mr. Thompson served in various roles with AfterMarket Technology Corp./Autocraft Industries/Fred Jones Companies for over 4 years last serving as Vice President of Operations - Logistics Services SBU. Prior thereto, Mr. Thompson was employed by DSS, Inc. as Vice President of Finance and Administration for over 10 years. Mr. Thompson is a Certified Public Accountant.

     There are no family relationships among the directors and executive officers of @Track.

Indemnification of Directors and Officers

     @Track indemnifies each person who is or was a director, officer, employee or agent of @Track, or serves at @Track's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts incurred in that capacity.

     @Track will indemnify only for actions taken:

     . in good faith in a manner the indemnified person reasonably believed to be in or not opposed to the best interests of @Track; or

     .    with respect to criminal proceedings, not unlawful.

     @Track will also advance to the indemnified person payments incurred in defending a proceeding to which indemnification might apply provided the recipient agrees to repay all such advanced amounts if it is ultimately determined that such person is not entitled to be indemnified. @Track's bylaws specifically provide that the indemnification rights granted thereunder are nonexclusive. In accordance with @Track's bylaws, @Track has purchased insurance on behalf of its directors and officers in amounts it believes to be reasonable.

                       DIRECTOR AND EXECUTIVE COMPENSATION

Compensation of Directors

         The board of directors has the authority to fix the compensation of directors. @Track's bylaws provide that directors may be reimbursed for reasonable expenses for their services to @Track, and may be paid either a fixed sum for attendance at each board of directors meeting or a stated annual director fee. @Track currently reimburses its directors for travel expenses. @Track provides non-employee directors with an annual director's fee of $25,000. @Track has granted John Stupka non-qualified options to purchase 3,798 shares of common stock at exercise prices of $2.50 per share. These options were not granted under @Track's 1994 stock option plan, and therefore, unlike options granted under the 1994 stock option plan, such options have not been registered under the Securities Act of 1933.

Compensation of Certain Executive Officers

         Summary Compensation Table

         The following is a table describing compensation awarded, paid to or earned by @Track's Chief Executive Officer and the other four most highly compensated executive officers, for each of the last three fiscal years. Some of the persons named below are employed by @Track under an employment agreement. Those agreements are described on page 8 of this proxy statement.

-------------------------------------------------------------------------------------------------------------------------
                                                                                             Long Term
                                                                          Annual           Compensation
                                                                       Compensation           Awards
-------------------------------------------------------------------------------------------------------------------------
Name and                                               Year        Salary        Bonus      Securities      All Other
                                                       ----
Principal Position                                                (Dollars)    (Dollars)    Underlying    Compensation
------------------                                                ---------    ---------
                                                                                             Options/     (Dollars)(1)
                                                                                                          ------------
                                                                                           SARs (shares)
                                                                                           -------------
-------------------------------------------------------------------------------------------------------------------------
Jana A. Bell                                           2001        301,407      108,000      692,834             -
President and Chief Executive Officer                  2000        300,000      120,000            -        83,916
for @Track Communications, Inc.                        1999        300,000      187,500            -             -
-------------------------------------------------------------------------------------------------------------------------
Todd A. Felker                                         2001        173,250       39,200      486,920             -
Senior Vice President Sales and Marketing for          2000        165,000       42,660       20,000             -
@Track Communications, Inc.                            1999        150,000       82,087       68,000             -
-------------------------------------------------------------------------------------------------------------------------
W. Michael Smith                                       2001        170,100       39,800      485,120             -
Executive Vice President, Chief Financial              2000        162,961       43,011       20,000             -
Officer and Treasurer for @Track Communications,       1999        150,000       33,000        1,000             -
Inc.
-------------------------------------------------------------------------------------------------------------------------
C. Marshall Lamm                                       2001        169,166            -      493,400             -
Senior Vice President Operations for                   2000        148,750       42,480       40,000             -
@Track Communications, Inc.                            1999         93,333       26,000       75,000             -
-------------------------------------------------------------------------------------------------------------------------
J. Raymond Bilbao                                      2001        163,377       40,200      495,840             -
Senior Vice President,  General Counsel and            2000        130,000       35,490       20,000        42,324
Secretary For @Track Communications, Inc.              1999        120,000       29,777       68,000             -
-------------------------------------------------------------------------------------------------------------------------


(1)  The components of All Other Compensation are:

     . Ms. Bell received compensation as the result of her exercise of $83,916 stock options and sale of shares of common stock of @Track acquired through her stock option exercise in 2000.

     . Mr. Bilbao received compensation as a result of his exercise of $42,324 stock options and sale of shares of common stock of @Track acquired through his stock option exercise in 2000.

     Stock Options. @Track grants stock options to certain of its executive officers and employees under the 1994 stock option plan. During 2001, @Track granted options to purchase a total of 3,670,316 shares. As of December 31, 2001, options representing 3,805,829 shares remained outstanding under the 1994 stock option plan, and options to purchase 670,824 shares remained available for grant thereunder. Also, options representing 3,798 shares were granted to a director in 1998 and are not governed by a formal plan.

         Option Grants in Last Fiscal Year

         The following table describes the number of options granted to @Track's Chief Executive Officer and @Track's other four most highly compensated executive officers during the year ended December 31, 2001 and certain other information relating to such options.


------------------------------------------------------------------------------------------------------------------
                                                  Individual Grants                          Potential Realizable
                                                                                               Value at Assumed
                                                                                               Annual Rates of
                                                                                            Stock Price Apprecia-
                                                                                             tion for Option Term
-----------------------------------------------------------------------------------------------------------------

          Name                 Number of      Percent of      Exercise or     Expiration       5%          10%
          ----                                                                                 --          ---
                              Securities     Total Options     Base Price        Date
                                                                                 ----
                              Underlying      Granted to     ($ per share)
                                                             -------------
                               Options       Employees in
                               Granted        Fiscal Year
                               -------        -----------
--------------------------------------------------------------------------------------------------------------
Jana A. Bell                   691,834          18.82%           $1.60        6/21/2007        0%           0%
--------------------------------------------------------------------------------------------------------------
Jana A. Bell                    1,000            0.03%           $1.70        7/18/2007        0%           0%
--------------------------------------------------------------------------------------------------------------
J. Raymond Bilbao              494,840          13.46%           $1.60        6/21/2007        0%           0%
--------------------------------------------------------------------------------------------------------------
J. Raymond Bilbao               1,000            0.03%           $1.70        7/18/2007        0%           0%
--------------------------------------------------------------------------------------------------------------
Todd Felker                    485,920          13.22%           $1.60        6/21/2007        0%           0%
--------------------------------------------------------------------------------------------------------------
Todd Felker                     1,000            0.03%           $1.70        7/18/2007        0%           0%
--------------------------------------------------------------------------------------------------------------
W. Michael Smith               484,120          13.17%           $1.60        6/21/2007        0%           0%
--------------------------------------------------------------------------------------------------------------
W. Michael Smith                1,000            0.03%           $1.70        7/18/2007        0%           0%
--------------------------------------------------------------------------------------------------------------
C. Marshall Lamm               492,400          13.40%           $1.60        6/21/2007        0%           0%
--------------------------------------------------------------------------------------------------------------
C. Marshall Lamm                1,000            0.03%           $1.70        7/18/2007        0%           0%
--------------------------------------------------------------------------------------------------------------

     As of December 31, 2000, the exercise price of the options granted to Ms. Bell and Messrs. Bilbao, Felker, Smith and Lamm exceeded the market price of @Track's common stock resulting in a potential realizable value of zero. In the event an optionee's position as an employee of @Track terminates for any reason, unless otherwise provided in the applicable stock option agreement or applicable employment agreement, the optionee may exercise the options during the 60-day period following such termination, to the extent that the option was exercisable on the date of termination of the optionee's employment. All options that were not exercisable on the date of termination are forfeited.

Aggregated Option Exercises and Year End Option Values

The following table sets forth:

        . the number of options exercised by the Chief Executive Officer and @Track's four additional most highly compensation executive officers during 2001;

        .       the number of options held by them as of December 31, 2001; and

        . the value of unexercised and exercised options held by them as of December 31, 2001, calculated as the closing price per share of the common stock on the last trading day of the fiscal year, which was $1.50, less the option exercise price, multiplied by the number of shares.

       ----------------------------------------------------------------------------------------------------------
                 Name                                                Number of
                 ----
                                                               Securities Underlying     Value of Unexercised
                                      Option Exercises          Unexercised Options      In-the-Money Options
                                         During 2001           at December 31, 2001      at December 31, 2001
                                         -----------           --------------------      ------------------------
       ----------------------------------------------------------------------------------------------------------
                                   Number of        Value     Exercisable   Unexer-    Exercisable     Unexer-
                                                              -----------   -------    -----------     ----------
                                     Shares       Realized                  cisable                    cisable
                                                  --------                  -------                    ----------
                                  Acquired on

                                    Exercise
       ----------------------------------------------------------------------------------------------------------
       Jana A. Bell                         -            -       58,366     691,834       $26,930             0
       ----------------------------------------------------------------------------------------------------------
       J. Raymond Bilbao                    -            -        5,360     494,840          $269             0
       ----------------------------------------------------------------------------------------------------------
       Todd A. Felker                       -            -       14,280     485,920        $1,490             0
       ----------------------------------------------------------------------------------------------------------
       W. Michael Smith                     -            -       16,080     484,120         $2.40             0
       ----------------------------------------------------------------------------------------------------------
       C. Marshall Lamm                     -            -        7,800     492,400          $300             0

       ----------------------------------------------------------------------------------------------------------

         @Track's board of directors and its compensation committee intend to further the interests of @Track's stockholders by tying a substantial portion of executive compensation to the market value of our common stock. Toward this end, @Track has designed its 1994 stock option plan to support our ability to attract and retain qualified management and other personnel necessary for our success and progress.

         Savings Plan. @Track has a 401(k) Retirement Investment Profit-Sharing Plan that covers all of its employees once they become eligible to participate. As permitted under the 401(k) Plan, employees may contribute up to 20% of their pre-tax earnings. The maximum amount of contributions by any employee each year is $10,500, the maximum amount permitted under the Internal Revenue Code. @Track matches 0.5% of an employee's contribution to the 401(k) Plan up to the legally permitted maximum matching of 3% of the employee's contribution.

Employment Agreements

     @Track has current employment agreements with:

     .   Jana A. Bell;

     .   Todd A. Felker;

     .   W. Michael Smith; and

     .   J. Raymond Bilbao.

     The terms of these employment agreements generally provide that such officers are eligible to receive stock options in @Track and to participate in the incentive bonus plan for executive officers. In addition, the agreements prohibit the officers from competing with @Track during the term of their employment and for eighteen months after their employment is terminated.

     In the event of a termination without cause, the form of employment agreement provides for payments equal to:

        . the balance of the compensation due under the agreement for the remainder of the initial term or any renewal term, with a minimum payment of six month's salary; and

        . continued medical insurance benefits at @Track's expense for a period of twelve months.

        If the employee is terminated within the six months prior to or within two years following a change in control, other than for cause or death, the employment agreements provide for payment of severance payments equal to the sum of:

        . 200% of the highest annual salary paid to the employee during the prior two years; and

        . the greater of the average of the annual discretionary bonuses paid to the executive during the prior two years or $35,000.

        The employment agreements also provide for a gross-up payment equal to the amount of excise tax assessed on the lump severance payments. The employment agreements further provide the same severance benefits which would be received upon a change in control if a change in control occurs and the employee terminates the employment agreement because of


         . the reduction of the employee's job title, position or responsibilities without the employee's prior written consent;

         . the change of the location where the employee is based to a location which is more than fifty (50) miles from his present location without the employee's prior written consent; or

         . the reduction of the employee's annual salary and bonus by more than 10% from the sum of the higher rate of the employee's actual annual salary and bonus in effect within two years immediately preceding the change of control.

         Additionally upon a change in control, all stock options granted to the employee immediately vest. For purposes of the employment agreements, a change in control is defined as:

         . the subsequent acquisition by any person or group of 35% or more of @Track's securities;

         . during any two year period, the members of the board of directors at the beginning of the period cease to constitute a majority of the board of directors unless the election or nomination of new directors by the stockholders was approved by 2/3 of directors still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved;

         . a merger of @Track other than a merger in which the stockholders of @Track maintain more than 80% of the voting control in the surviving entity or a merger effected as part of a recapitalization of @Track in which no person acquires more than 35% of the voting securities then outstanding; and/or

         . the approval by the stockholders of the complete liquidation of @Track or the sale of substantially all of the assets of @Track.

         The initial terms of these employment agreements expire on June 21, 2002, and continue on a month to month basis until terminated by either party on thirty days written notice.

         The following paragraphs present additional details of the above employment agreements.

         Jana A. Bell. The agreement with Ms. Bell, as amended, provides for Ms. Bell's employment as President and Chief Executive Officer through June 21, 2002. The agreement grants Ms. Bell 691,834 stock options with a 3-year vesting period at an exercise price of $1.60. Under the terms of this agreement, Ms. Bell is paid an annual salary of $300,000 and is eligible for an annual discretionary bonus of 50% of her base salary based on her achievement of goals as determined by the board of directors of @Track. For more information regarding the incentive bonus plan, please refer to page 16.

         Todd A. Felker. The agreement with Mr. Felker provides for Mr. Felker's employment as Senior Vice President, Sales, Marketing and Account Management of @Track through June 21, 2002. The agreement grants Mr. Felker 485,920 stock options with a 3-year vesting period at an exercise price of $1.60. Under the terms of the agreement, Mr. Felker is paid an annual salary of $173,250 and is eligible for an annual discretionary bonus of 30% of his base salary pursuant to the incentive bonus plan of executive officers. For more information regarding the incentive bonus plan, please refer to page 16. Effective January 1, 2002, Mr. Felker's base salary was increased to $178,400 pursuant to a meeting of the compensation committee on March 22, 2002. Additionally, Mr. Felker's 30 percent bonus was restructured so that 85 percent of the 30 percent bonus is based upon achievement of overall @Track sales goals and the remaining 15 percent of the 30 percent bonus is based upon performance goals.

     W. Michael Smith. The agreement with Mr. Smith provides for Mr. Smith's employment as Executive Vice President, Chief Financial Officer and Treasurer of @Track through June 21, 2002. The agreement grants Mr. Smith 484,120 stock options with a 3-year vesting period at an exercise price of $1.60. Under the terms of the agreement, Mr. Smith is paid an annual salary of $170,100 and is eligible for an annual discretionary bonus of 30% of his base salary pursuant to the incentive bonus plan of executive officers. For more information regarding the incentive bonus plan, please refer to page
16. Effective January 1, 2002, Mr. Smith's base salary was increased to $178,600 pursuant to a meeting of the compensation committee on March 22, 2002.

     J. Raymond Bilbao. The agreement with Mr. Bilbao provides for Mr. Bilbao's employment as Senior Vice President, General Counsel and Secretary of @Track through June 21, 2002. The agreement grants Mr. Bilbao 494,840 stock options with a 3-year vesting period at an exercise price of $1.60. Under the terms of the agreement, Mr. Bilbao is paid an annual salary of $170,000 and is eligible for an annual discretionary bonus of 30% of his base salary pursuant to the incentive bonus plan of executive officers. For more information regarding the incentive bonus plan, please refer to page 16. Effective January 1, 2002, Mr. Bilbao's base salary was increased to $178,500 pursuant to a meeting of the compensation committee on March 22, 2002.

     Effective March 15, 2002, Mr. LaMere resigned his employment with @Track in connection with the asset sale to Aether Systems, Inc. consummated March 15, 2002. On March 15, 2002, Mr. LaMere executed an Agreement and General Release with @Track in exchange for a separation payment paid by @Track to Mr. LaMere in the amount of $116,107.00 and the immediate vesting of 131,107 stock options previously unvested stock options. Additionally, Mr. LaMere forfeited 262,613 unvested stock options.

     Effective March 15, 2002, Mr. Lamm resigned his employment with @Track in connection with the asset sale to Aether Systems consummated March 15, 2002. On March 15, 2002, Mr. Lamm executed an Agreement and General Release with @Track in exchange for a separation payment paid by @Track to Mr. Lamm in the amount of $128,350.00 and the immediate vesting of 164,400 stock options previously unvested stock options. Additionally, Mr. Lamm forfeited 328,800 unvested stock options.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Jana A. Bell, our President and Chief Executive Officer and member of our board of directors, annually reviews and adjusts the salary structures of executive officers who are not subject to employment agreements. Such decisions are subject to review by our board of directors. Our board of directors annually reviews Ms. Bell's compensation package.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Minorplanet Systems PLC Change of Control and Recapitalization Transaction

     On June 21, 2001, we completed the stock issuance transactions approved by our stockholders at the 2001 annual meeting on June 4, 2001. As part of these transactions, we effected the 1-for-5 reverse stock split on June 5, 2001 that was approved by our stockholders. As a result of the closing of transactions contemplated by that certain Stock Purchase and Exchange Agreement by and among @Track, Minorplanet and Mackay Shields LLC, dated February 14, 2001, we issued 30,000,000 shares of our common stock (post reverse stock split) in a change of control transaction to Minorplanet, which is now our majority stockholder owning approximately 62% of our common stock on a non-fully-diluted basis, which is now our sole voting equity security. In exchange for this stock issuance, Minorplanet paid us $10,000,000 in cash and transferred to us all of the shares of its wholly-owned subsidiary, Minorplanet Limited, which holds an exclusive, royalty-free, 99-year license to market, sale and operate Minorplanet's vehicle management information technology in the United States, Canada and Mexico. Minorplanet raised the $10,000,000 cash proceeds from a private placement of its shares in the United Kingdom.

     Pursuant to the aforementioned purchase agreement, on June 21, 2001, we appointed two additional directors to the board of directors that were designated by Minorplanet: Messrs. Robert Kelly and Andrew Tillman. The purchase agreement provides Minorplanet with the right to designate two of our directors in the future, and to maintain proportionate representation on the board of directors and its committees. However, given Minorplanet's current ownership, it has the right to elect all eight directors if it decides to do so in the future. In addition, the purchase agreement also provides that so long as Minorplanet has the right to designate at least two directors, i.e., it owns at least 5% of the outstanding common stock of the Company, none of the following actions may be taken unless approved by all of the Minorplanet designated directors:

     . any capital expenditure by us that is not contemplated in any current annual budget which exceeds $200,000;

     . the hiring and firing of any officer or senior executive reporting to the chief executive officer who has an annual salary of $130,000 or more, or entering into employment agreements with these individuals or amendments to existing agreements;

     . the direct or indirect redemption, purchase or making of any payments with respect to stock appreciation rights and similar types of stock plans;

     . the sale, lease or transfer of any assets of @Track representing 5% or more of its consolidated assets, or the merger, consolidation, recapitalization, reclassification or other changes to the capital stock of @Track; except as required under law, the taking or instituting of bankruptcy or similar proceedings;

     . the issuance, purchase, acquisition or redemption of any capital stock or any notes or debt convertible into equity;

     .    the acquisition of another entity;

     . the entering into any agreement or contract which commits @Track to pay more than $1,000,000 or with a term in excess of 12 months and requiring payments in the aggregate which exceed $200,000;

     . the amendment of @Track's certificate of incorporation or bylaws that would adversely affect holders of @Track's common stock or Minorplanet's rights under the aforementioned purchase agreement;

     .    the exiting of, or entering into a different line of business;

     . the incurrence of any indebtedness or liability or the making of any loan except in the ordinary course of business;

     .    the placing of any lien on @Track's assets or properties; or

     . the adoption or implementation of any anti-takeover provision that would adversely affect Minorplanet.

     In addition to, and simultaneous with, the stock issuance transactions with Minorplanet, we issued 12,670,497 shares of our common stock to the then holders of our Senior Notes due 2005 in exchange for the cancellation of senior notes with an aggregate principal amount of $80,022,000 in an exchange offer. The total principal amount of Senior Notes that remains outstanding is $14,333,000.

     Please see the beneficial ownership table on page 14 regarding shares of Minorplanet beneficially owned by our directors and director nominees. The biographies of each director and director nominee disclose all positions they hold in Minorplanet.

Registration Rights in connection with the June 21, 2001 Recapitalization Transactions

     The holders of our common stock that acquired their shares pursuant to the June 21, 2001 purchase agreement or the exchange offer transactions we completed on June 21, 2001 are entitled to certain registration rights pursuant to a registration rights agreement we also entered into with these stockholders. Pursuant to this registration rights agreement, 15,293,745 shares of our common stock (2,700,000 shares of which were owned by Minorplanet) were registered for resale under a Form S-3 registration statement that was declared effective with the SEC on October 23, 2001. On up to three separate occasions, but no more than twice in any twelve-month period, the holders of at least ten percent (10%) of our shares that were registered are entitled to request that we undertake an underwritten offering of such shares if the proposed offering has anticipated aggregate proceeds in excess of $10,000,000 at the time of the request. We are required to keep this Form S-3 registration statement effective until any holders entitled to sell shares of our common stock under it are otherwise entitled to sell such shares without restriction pursuant to Rule 144 under the Securities Act of 1933.

     In addition to the registration rights described above, pursuant to this registration rights agreement the holders of at least fifteen percent (15%) of the then outstanding common stock issued pursuant to the June 21, 2001 purchase agreement and exchange offer transactions are entitled to require @Track, on up to five separate occasions, but no more than twice in any twelve-month period, to register shares of its common stock for resale if the proposed offering has anticipated aggregate proceeds in excess of $10,000,000 at the time the registration request is made. Also, subject to certain limitations, all of these stockholders that are deemed to be parties to this registration rights agreement are generally entitled to include such shares (a piggyback right) in any transaction in which we sell our common stock to the public. The foregoing registration rights are subject to limitations as to amount by the underwriters of any offering and to black-out periods in which @Track's management may delay an offering for a limited period of time.

     Under the terms of the purchase agreement and a lockup agreement executed by the exchanging noteholders in connection with the June 21, 2001 exchange offer, all of the selling stockholders (except for Minorplanet) have agreed to certain contractual lock-up restrictions regarding the resale of the shares they acquired in the exchange offer. These selling stockholders are currently permitted to sell up to 50% of their respective shares that were acquired in the exchange offer. On June 16, 2002, such stockholders will be free to resell all of their shares subject to compliance with applicable securities laws.

Registration Statement on Form S-3

     On September 18, 1998, @Track completed a registration of certain warrants and warrant shares under the Securities Act of 1933, when the SEC declared its registration statement on Form S-3 to be effective. @Track was required to register these warrants and warrant shares under a warrant registration rights agreement it entered into as part of a debt offering completed in 1997. Under the terms of the warrant registration rights agreement, @Track is required to use its best efforts to keep the registration statement continuously effective until either the warrants expire or they all have been exercised, whichever occurs first. However, during any consecutive 365-day period, @Track may temporarily halt the effectiveness of the registration statement on up to two occasions for no more than 45 consecutive days if certain conditions are met. The temporary halt must be in connection with a proposed acquisition, business combination or other development affecting @Track, and the board of directors must determine that disclosure of the proposed development would not be in the best interests of @Track. @Track will not receive any income from the sale of the warrants by the selling warrant holders. However, if or when any warrants are exercised, @Track will receive the exercise price for the warrant shares. During 2001, no warrant shares were exercised.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of April 12, 2002, regarding beneficial ownership of the common stock and the percentage of total voting power held by:

     . each stockholder who is known by @Track to own more than five percent (5%) of the outstanding common stock;

     .    each director;

     .    each executive officer; and

     .    all directors and executive officers as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares. The beneficial ownership information is based on the most recent Schedule 13D or 13G filed with the SEC by the named stockholders.

--------------------------------------------------------------------------------

                                      Number of Shares of
 Name of Holder                          Common Stock          Percent of Class
 --------------                          Beneficially            Beneficially
                                             Owned                   Owned
                                             -----                   -----
--------------------------------------------------------------------------------
 Minorplanet Systems PLC                   30,000,000                 62.0%
   Greenwich House
   Sheepscar, Leeds LS4 2LE
   United Kingdom
--------------------------------------------------------------------------------
 Mackay Shields LLC                        11,249,035                 23.2%
   9 West 57th Street
   New York, NY 10019
--------------------------------------------------------------------------------
 Jana A. Bell (1)                            67,533                     *
--------------------------------------------------------------------------------
 Stephen L. Greaves                             -                       -
--------------------------------------------------------------------------------
 Gerry C. Quinn (2)                          54,530                     *
--------------------------------------------------------------------------------
 John T. Stupka (2)                           3,798                     *
--------------------------------------------------------------------------------
 William P. Osborne (2)                         -                       -
--------------------------------------------------------------------------------
 Robert D. Kelly MA, FCA                        -                       -
--------------------------------------------------------------------------------
 Andrew Tillman                                 -                       -
--------------------------------------------------------------------------------
 Michael D. Beverley DL, DA, SCA, SRSA          -                       -
--------------------------------------------------------------------------------
 Sir Martin W. Jacomb                           -                       -
--------------------------------------------------------------------------------
 Michael D. Abrahams CBE, DL                    -                       -
--------------------------------------------------------------------------------
 Sir James D. Spooner MA, FCA                   -                       -
--------------------------------------------------------------------------------
 David H. Bagley (2)                          6,100                     *
--------------------------------------------------------------------------------
 J. Raymond Bilbao (2)                        5,360                     *
--------------------------------------------------------------------------------
 Todd A. Felker (2)                          14,280                     *
--------------------------------------------------------------------------------
 Robert J. Lambert, Jr. (2)                   7,260                     *
--------------------------------------------------------------------------------
 W. Michael Smith (2)                        16,080                     *
--------------------------------------------------------------------------------
 Ron Thompson (2)                             3,260                     *
--------------------------------------------------------------------------------
 All directors and executive officers        178,221                    *
 as a group (17 persons) (3)
--------------------------------------------------------------------------------

_____________________

*    Less than 1%

(1) Ms. Bell owns 9,167 shares of common stock. Additionally, Ms. Bell beneficially owns 58,366 shares of common stock issuable upon the exercise of stock options granted under @Track's 1994 stock option plan and exercisable within 60 days of April 12, 2002.

(2) This individual does not actually own any shares of common stock. This number represents the number of shares that this individual may acquire upon the exercise of stock options that are exercisable within 60 days of April 12, 2002.

(3) All directors and executive officers (17 persons) collectively own 9,167 shares of common stock and beneficially own 169,054 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 12, 2002.

Change of Control of @Track

     As a result of the recapitalization transaction completed by @Track on June 21, 2001, Minorplanet became our majority stockholder and now beneficially owns approximately 62% of our outstanding common stock, or 30,000,000 shares. The details of this transaction and Minorplanet's control rights are set forth above under the caption "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS - Minorplanet Systems PLC Change of Control and Recapitalization Transactions" on page 10.

Beneficial Security Ownership of Directors or Management in Minorplanet Systems
                                       PLC

     The following table lists all directors and director nominees which beneficially own shares in Minorplanet as of April 12, 2002.

     -----------------------------------------------------------------------------------------------------
          Title Of                    Name                        Amount                   Percent
            Class                Of Beneficial                 And Nature Of               Of Class
                                     Owner                      Beneficial
                                                                Ownership*
     -----------------------------------------------------------------------------------------------------
          Ordinary          Robert D. Kelly MA FCA,                  -                        -
                                    Director
     -----------------------------------------------------------------------------------------------------
          Ordinary          Andrew Tillman, Director            667,182 (1)                   1%
     -----------------------------------------------------------------------------------------------------
          Ordinary         Sir Martin W. Jacomb, Nominee           715,054 (2)                   1%
                                    Director
     -----------------------------------------------------------------------------------------------------
          Ordinary        Michael D. Abrahams CBE DL,         2,382,041 (3)                   4%
                                Nominee Director
     -----------------------------------------------------------------------------------------------------
          Ordinary         Sir James Douglas Spooner            378,000 (4)                   *
                            MA FCA, Nominee Director
     -----------------------------------------------------------------------------------------------------

     * Less than 1%

     (1) Mr. Tillman owns 10,000 ordinary shares and is deemed to beneficially own an additional 10,000 ordinary shares held by his wife, Mrs. D. E. Tillman. Mr. Tillman beneficially owns 647,182 ordinary shares issuable upon the exercise of ordinary share options within 60 days of April 12, 2002.

     (2) Sir Jacomb does not actually own any ordinary shares. This number represents the number of ordinary shares that Sir Jacomb may acquire upon the exercise of ordinary share options that are exercisable within 60 days of April 12, 2002.

     (3) Mr. Abrahams is deemed to beneficially own 307,424 ordinary shares held by his wife, Mrs. E. Abrahams and 1,103,769 shares that are held by M. D. Abrahams & Co., a company controlled by Mr. Abrahams. On December 23, 1998,
     M. D. Abrahams & Co. granted an option on 142,000 of the ordinary shares referenced above to an unconnected offshore family investment company at a price of 70p.

     (4) Sir Spooner does not actually own any ordinary shares. This number represents the number of ordinary shares that Sir Spooner may acquire upon the exercise of ordinary share options that are exercisable within 60 days of April 12, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires @Track's directors and executive officers, and persons who own more than ten percent of a registered class of @Track's equity securities to file with the SEC initial statements of beneficial ownership of securities and subsequent changes in beneficial ownership.
@Track's officers, directors and greater-than-ten-percent stockholders are required by the SEC's regulations to furnish @Track with copies of all Section 16(a) forms they file.

     To @Track's knowledge, based solely on a review of the copies of such reports furnished to @Track and written representations that no other reports were required, during the fiscal year ended December 31, 2001, its officers, directors and greater-than-ten-percent beneficial owners timely complied with all Section 16(a) filing requirements applicable to them.

     REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Our compensation committee has prepared its report on 2001 executive compensation as required by rules of the SEC. This report provides specific information regarding compensation of @Track's President and Chief Executive Officer and its executive officers as a group.

Compensation Policies

     @Track structures compensation of its executives in a manner that is intended to be competitive in the marketplace and to link compensation to the long-term business objectives of @Track and the enhancement of stockholder value. @Track has retained certain executives pursuant to term employment contracts which govern their compensation and others are evaluated on an ongoing basis. The initial term of these agreements expires on June 21, 2002, after which these agreements continue on a month-to-month basis unless terminated by either party upon thirty days advance written notice. See "Directors and Executive Officers -- Employment Agreements." In determining an executive's total compensation package, the compensation committee considers several factors, including improvements in overall corporate or business unit performance; increases in installed customer base; development efforts that result in greater efficiency or competitive advantages to @Track; and the level of responsibility, prior experience, satisfaction of individual performance goals and comparable industry compensation levels for an equivalent position.

     Decisions concerning compensation of executive officers with employment contracts have been made by the compensation committee with the approval of the board of directors. Those executives whose salaries are not established by employment contract are set by the Chief Executive Officer and are subject to review by the compensation committee and the board of directors. The board of directors has delegated to the compensation committee, which currently consists of Gerry C. Quinn, John Stupka, Stephen L. Greaves and Robert D. Kelly, the task of discussing strategy and policy matters related to the 1994 stock option plan, although it also reviews other forms of compensation from time to time. None of the members of the compensation committee is an officer or employee of @Track or holds options granted under the 1994 stock option plan.

Compensation Objectives

     @Track compensates its executives in a manner that is intended to:

     .    be competitive in the marketplace;

     .    link compensation to long-term business objectives; and

     .    link compensation to the enhancement of stockholder value.

Certain executives have been retained pursuant to term employment contracts which govern their compensation and others are evaluated on an ongoing basis. @Track considers both objective and subjective criteria in determining an executive's compensation package. These factors include:

     .    improvements in overall corporate performance;

     .    improvements in business unit performance;

     .    increases in installed customer base;

     . development efforts that result in greater efficiency or competitive advantage;

     .    level of responsibility;

     .    prior experience;

     .    satisfaction of individual performance goals; and

     .    comparable industry compensation for an equivalent position.

Components of Compensation

     @Track offers compensation to executive officers that includes base salary, short-term cash incentive compensation in the form of a bonus, if appropriate, and long-term incentive compensation in the form of stock option grants. These elements are addressed separately.

     Base Salaries. Those executives whose salary structures are not established by employment agreements are subject to annual adjustment by the Chief Executive Officer. These adjustments and are subject to review by the compensation committee and the board of directors, based on the compensation policies described above. The compensation committee and the board of directors may also consider such other factors in executive salary decisions as market competition, inflation and other equity considerations. Salary increases reflect job changes, promotions, market adjustment reviews and ordinary increases. Executive salary increases in 2001 ranged from 0% to 30%.

     2001 Short-term Incentives - Cash Bonuses and Commissions. @Track has implemented an incentive bonus plan for the members of the senior business team who report directly to the Chief Executive Officer. Under the incentive bonus plan in 2001, @Track may pay each such person a bonus of up to 30% of his or her base salary if he or she achieves certain defined goals and objectives. The bonus is calculated as follows:

     . 70% of the available bonus is tied directly to the achievement of @Track's overall business and financial goals;

     . 20% of such bonus is tied to the satisfactory achievement of each executive's individual functional area business goals; and

     . 10% of such bonus is payable at the chief executive officer's discretion.

     @Track's Chief Executive Officer retains the ability to recommend to the compensation committee whether any executive achieved his or her goals and is entitled to receive the bonus. While Ms. Bell does participate in the incentive bonus plan, her bonus is directly determined by the compensation committee. As reflected in the Summary Compensation Table on page 6 of this proxy statement, Ms. Bell and Messrs. Bilbao, Felker and Smith received bonuses in 2001. See "Directors and Executive Officers -- Employment Agreements" and "Compensation of Certain Executive Officers - Summary Compensation Table."

     Long-term Incentives - Stock Option Grants. The compensation committee selects certain executive officers of @Track to receive stock options to purchase shares of common stock, which include both incentive stock options and nonqualified stock options pursuant to the terms of the 1994 stock option plan. The compensation committee administers the 1994 stock option plan, determines those officers or other employees to whom options will be granted and prescribes the terms and conditions of such options, which need not be identical even for similarly situated employees.

     The board of directors and its compensation committee intend to further the interests of @Track's stockholders by tying a substantial portion of executive compensation to the market value of our common stock. @Track granted new options representing a total of 3,141,474 shares to executive officers during 2001.

     Policy with Respect to the $1 Million Deduction Limit

     Section 162(m) of the Internal Revenue Code generally limits the U.S. corporate income tax deduction for compensation paid to each executive officer named in the summary compensation table in the proxy statement of a public company to $1 million for each year, unless certain requirements are met. For fiscal 2001, the limitation imposed by Section 162(m) did not apply to the compensation paid to any executive officers. Therefore, the board of directors has taken no action in response to Section 162(m). The board of directors will consider actions to qualify compensation for deduction should it appear that the limits of Section 162(m) will be exceeded, but will retain the discretion to pay non-deductible compensation if that would be in the best interests of @Track and their stockholders under the circumstances.

Summary

     The compensation committee believes that @Track's executive compensation policies and actions provide @Track's executive officers with the appropriate incentives to achieve @Track's short and long-term goals and to enhance stockholder value.

                                                   COMPENSATION COMMITTEE

                                                   Gerry C. Quinn
                                                   John T. Stupka
                                                   Stephen L. Greaves
                                                   Robert D. Kelly

Vote Required and Recommendation

     The affirmative vote of a majority of the outstanding shares present is required to elect each of the eight nominees for director. Broken non-votes and abstentions will not be counted as votes for the election of any of the directors. As of April 12, 2002, there were 48,314,681 shares of our common stock outstanding and entitled to vote on this proposal. The approval of proposal 1 is not conditioned upon the approval of the other proposal.

     The board of directors recommends that you vote "FOR" the elections of Jana
A. Bell, Gerry C. Quinn, John T. Stupka, Robert D. Kelly MA, FCA, Michael D. Beverley, DL, DA, SCA, SRSA, Michael D. Abrahams CBE, DL, Sir James Douglas Spooner MA, FCA and Sir Martin W. Jacomb to serve as directors. All proxies solicited by the board of directors will be voted "FOR" the election of all eight directors unless stockholders specify in their proxies contrary choices.

                                   PROPOSAL 2:
                  Amendment to @Track's 1994 Stock Option Plan

The Amendment

     @Track's amended and restated 1994 stock option plan currently permits a maximum of 5,100,000 shares to be issued upon the exercise of options under the 1994 stock option plan to employees and non-employee directors of @Track. The board of directors has approved an amendment to the 1994 stock option plan which will increase this number to 7,208,000 shares. The 1994 stock option plan also currently provides that no more than 1,000,000 shares may be issued upon the exercise of options by any one person under the 1994 stock option plan. The full text of the amendment to the 1994 stock option plan is attached to this proxy statement as Appendix A.
             ----------

     As of April 12, 2002, there were stock options for the purchase of 1,305,421 shares of common stock remaining available for grant as awards under the 1994 stock option plan. If this amendment is approved by the stockholders, there will be 3,413,421 shares available for issuance upon the exercise of options under the 1994 stock option plan. In the opinion of the board of directors, it is appropriate to amend the 1994 stock option plan to increase the number of shares available for issuance to ensure that @Track will be able to attract and retain skilled employees and directors, as well as issue options to our current executive officers and key employees. The terms of the 1994 stock option plan and certain tax laws require that @Track's stockholders approve this amendment.

     The following description of the 1994 stock option plan is qualified in its entirety by reference to the full text of the 1994 stock option plan, a copy of which is available free of charge to any stockholder upon written request of @Track.

Purpose of the 1994 Stock Option Plan

     The purposes of the 1994 stock option plan are to advance the interests of @Track and its stockholders by providing significant incentives to selected officers and employees of @Track and its subsidiaries, and to enhance the interest of such officers and employees in @Track's success and progress by providing them with an opportunity to become stockholders of @Track. Further, the 1994 stock option plan is designed to enhance @Track's ability to attract and retain qualified management and other personnel necessary for the success and progress of @Track.

Term

     The 1994 stock option plan was initially adopted in 1994 with a 10-year term. As amended by the board of directors, subject to stockholder approval, awards of incentive options under the 1994 stock option plan may be made until the date that is ten years after the board of directors' past amendment to the 1994 stock option plan. However, the board of directors may terminate the 1994 stock option plan at any time so long as such action does not impair the rights of any holder of outstanding options.

Administration

         The 1994 stock option plan is administered by the compensation committee of @Track's board of directors. All questions of interpretation and application of the 1994 stock option plan are determined by @Track's compensation committee.

Participation and Transferability

         All officers or other employees of @Track or its subsidiaries, including any non-employee members of the board of directors, are eligible to receive option awards under the 1994 stock option plan. The compensation committee shall determine from time to time the individuals who are to receive stock options under the 1994 stock option plan. During the lifetime of participants, incentive options shall be exercisable only by the participant, and no incentive options will be transferable otherwise than by will or the laws of descent and distribution. The compensation committee may permit a participant to transfer a nonqualified option to a family member or a trust benefiting family members. Unless the participant's option agreement provides otherwise, the participant shall be able to exercise any vested options within 60 days of his or her employment termination, provided that the option does not expire prior to such date.

Adjustments

         The shares issued under the 1994 stock option plan may be either authorized and unissued shares, or authorized and issued and outstanding shares, including, in the discretion of the board of directors, shares reacquired by @Track. In the event a stock option expires unexercised, is terminated, or is canceled or forfeited, the shares of common stock allocable to the unexercised portion of that stock option may again be subject to a stock option under the 1994 stock option plan.

         If @Track at any time participates in a reorganization to which Section 424(a) of the Internal Revenue Code applies, and @Track is not the surviving entity or @Track is the surviving entity and the holders of common stock are required to exchange their shares for property and/or securities, @Track shall give each participant written notice of such fact on or before 15 days before such merger or consolidation, and each vested option shall be exercisable in full after receipt of such notice and prior to such merger or consolidation. Options not exercised prior to such merger or consolidation shall expire on the occurrence of such merger or consolidation. A sale of all or substantially all the assets of @Track for a consideration, except for the assumptions of obligations, consisting primarily of securities shall be deemed a merger.

         In the event of the proposed dissolution or liquidation of @Track, the options granted shall terminate as of the date fixed by the compensation committee, provided that not less than 15 days' prior written notice of the date so fixed shall be given to the participant, and the participant shall have the right during the 15-day period preceding such termination, to exercise his or her option.

Stock Options

         The compensation committee may designate a stock option as an incentive option or a nonqualified option. Incentive options may only be awarded to employees. The terms of each stock option shall be set out in a written option agreement which incorporates the terms of the 1994 stock option plan.

         The purchase price per share of common stock under each stock option shall be determined by the compensation committee, and in the case of incentive options, may not be less than the higher of the par value or 100% of the fair market value of the shares of common stock subject to the option on the date the option is granted. Stock options may not be exercisable after 6 years from the date of grant. Additionally, the grant of incentive options to an employee owning over 10% of the voting stock of @Track must be at an exercise price of not less than 110% of the fair market value of the stock on the date of grant, and the incentive option may not be exercisable after 6 years from the date of grant. The aggregate fair market value of all shares of common stock with respect to which incentive options are exercisable for the first time by any participant during any one calendar year shall not exceed $100,000. On April 12, 2002, the closing price of the common stock was $2.13 per share.

         Stock options may be exercised by delivery of a written notice to @Track in such form as the compensation committee may approve stating the number of shares of common stock as to which the option is being exercised and accompanied by payment therefor. No option is deemed exercised in the event that payment therefore is not received, and shares of common stock shall not be issued upon exercise of an option unless the exercise price is paid in full at the time of the exercise. Payment for shares of common stock purchased upon the exercise of an option shall be made in cash or by certified check.

Grants of Nonqualified Options to Nonemployee Directors

         The 1994 stock option plan authorizes the compensation committee to award non-qualified options in its discretion to non-employee directors.

Amendment of the 1994 Stock Option Plan

         The 1994 stock option plan may be amended at any time by the board of directors, but no amendment which:

         . increases the aggregate number of shares of common stock which may be issued under options granted under the 1994 stock option plan,

         . decreases the minimum option exercise price provided in the 1994 stock option plan,

         . extends the period during which options may be granted under the 1994 stock option plan,

         . changes the class of individuals eligible to be granted options, or

         .    has the effect of any of the above,

shall be effective unless and until the same is approved by the affirmative vote of the holders of a majority of the shares of common stock of @Track in accordance with the applicable provisions of the certificate of incorporation and bylaws of @Track and applicable state law. No amendment to the 1994 stock option plan shall, without the consent of a participant, affect such participant's rights under an option previously granted. If stockholder approval of any amendment to the 1994 stock option plan is necessary or desirable under the Securities Exchange Act of 1934 or the Internal Revenue Code, then the effectiveness of any such amendment may be conditioned upon its approval by the affirmative votes of the holders of a majority of the outstanding voting stock of @Track. No change may be made in, and no amendment, rescission, suspension or termination of the 1994 stock option plan shall impair or alter the rights or obligations of holders of outstanding stock options except with their consent.

         The grant of incentive options to an employee does not result in any income tax consequences. The exercise of an incentive option generally does not result in any income tax consequences to an employee if:

         . the incentive option is exercised by the employee during his employment with @Track or a subsidiary of @Track, or within a specified period after termination of employment, and

         . the employee does not dispose of shares acquired upon the exercise of an incentive option before the expiration of two years from the date of grant of the incentive option or one year after exercise and the transfer of the shares to him, whichever is later.

This time period is referred to as the holding period. However, the excess of the fair market value of the shares of common stock as of the date of exercise over the option exercise price is includable in an employee's alternative minimum taxable income in the year of exercise.

         An employee who disposes of his incentive option shares prior to the expiration of the holding period described in the preceding paragraph, which is referred to as an early disposition, generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of:

         .    the lesser of:

              . the fair market value of the shares as of the date of exercise, or

              .  the amount realized on the sale, over

         .    the incentive option price.

Any additional amount realized on an early disposition should be treated as capital gain to the employee, short or long term, depending on the employee's holding period for the shares.

         @Track will not be entitled to a deduction as a result of the grant of an incentive option, the exercise of an incentive option, or the sale of incentive option shares after the holding period. If an employee disposes of incentive option shares in an early disposition, @Track would be entitled to deduct the amount of ordinary income recognized by the employee.

         The grant of nonqualified options under the 1994 stock option plan will not result in the recognition of any taxable income by the employee. An employee will recognize ordinary income on the date of exercise of the nonqualified option equal to the excess, if any, of:

         . the fair market value of the shares acquired as of the exercise date, over

         .    the exercise price.

The income reportable on exercise of a nonqualified option is subject to federal income and employment tax withholding. Generally, @Track will be entitled to a deduction for its taxable year within which the participant recognizes compensation income in a corresponding amount.

Federal Income Tax Consequences of the 1994 Stock Option Plan

         The following description of certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers, such as nonresident aliens, broker-dealers or insurance companies, or any aspects of state, local or foreign tax laws.

         The grant of incentive options to an employee does not result in any income tax consequences. The exercise of an incentive option generally does not result in any income tax consequences to an employee if:

         . the incentive option is exercised by the employee during his employment with @Track or a subsidiary of @Track, or within a specified period after termination of employment, and

         . the employee does not dispose of shares acquired upon the exercise of an incentive option before the expiration of two years from the date of grant of the incentive option or one year after exercise and the transfer of the shares to him, whichever is later.

This time period is referred to as the holding period. However, the excess of the fair market value of the shares of common stock as of the date of exercise over the option exercise price is includable in an employee's alternative minimum taxable income in the year of exercise.

         An employee who disposes of his incentive option shares prior to the expiration of the holding period described in the preceding paragraph, which is referred to as an early disposition, generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (a) the lesser of:
(i) the fair market value of the shares as of the date of exercise or (ii) the amount realized on the sale, over (b) the incentive option price. Any additional amount realized on an early disposition should be treated as capital gain to the employee, short or long term, depending on the employee's holding period for the shares.

         @Track will not be entitled to a deduction as a result of the grant of an incentive option, the exercise of an incentive option, or the sale of incentive option shares after the holding period. If an employee disposes of incentive option shares in an early disposition, @Track would be entitled to deduct the amount of ordinary income recognized by the employee.

         The grant of nonqualified options under the 1994 stock option plan will not result in the recognition of any taxable income by the participant. A participant will recognize ordinary income on the date of exercise of the nonqualified option equal to the excess, if any, of the fair market value of the shares acquired as of the exercise date over the exercise price. The income reportable on exercise of a nonqualified option is subject to federal income and employment tax withholding. Generally, @Track will be entitled to a deduction for its taxable year within which the participant recognizes compensation income in a corresponding amount.

Section 162(m)

         Section 162(m) of the Internal Revenue Code places a limit on the deductibility for federal income tax purposes of the compensation paid to certain executive officers of @Track. Certain performance-based compensation (such as the compensation recognized upon exercise of nonqualified options awarded under the 1994 stock option plan) is not subject to this deduction limit.

Grants under the Stock Option Plan

     There have been no grants under the 1994 stock option plan since the board of directors approved the amendment set forth in this proposal. Accordingly, the benefits or amounts that will be received as a result of this amendment is not currently determinable. The number of options granted for the year ended December 31, 2001 is included on page 7 of this proxy statement.

Registration of Shares

     If this proposal 2 is approved by the stockholders, we intend to register the 2,108,000 additional shares of common stock that will be subject to the options to be granted under the 1994 stock option plan on Form S-8 as soon as is commercially reasonable to do so.

Vote Required and Recommendation

     The affirmative vote of a majority of the outstanding shares of common stock is required to adopt this proposal. Broker non-votes and abstentions will not be counted as a vote in favor of this proposal. As of April 12, 2002, there were 48,314,681 shares of our common stock outstanding and entitled to vote on this proposal. The adoption of proposal 2 is not conditioned upon the adoption of the other proposal.

     The board of directors recommends a vote "FOR" this proposal to increase the number of shares authorized for issuance under the stock option plan. All proxies solicited by the board of directors will be voted "FOR" proposal 2 unless stockholders specify in their proxies a contrary choice.

                   MATTERS REGARDING THE INDEPENDENT AUDITORS

Selection of Independent Accountants for 2002

     Arthur Andersen LLP acted as our independent public accountants in 2001. Arthur Andersen has audited our financial statements since October 13, 1999. The board of directors and the audit committee are monitoring the recent developments relating to Arthur Andersen LLP, including its recent federal indictment and the investigations by regulatory agencies into the financial reporting practices of other companies audited by Arthur Andersen. In view of these on-going developments, the audit committee has decided that it is in the best interests of @Track and its stockholders to defer the selection of our independent accountants for 2002 until further information becomes known about the status of Arthur Andersen, and to allow adequate time for the audit committee to consider alternative accounting firms, should it decide not to retain Arthur Andersen. As a result, the audit committee does not expect to make a decision regarding the selection of our 2002 independent accountants until after this year's annual meeting.

         Representatives of Arthur Andersen will not attend the annual meeting nor be available to answer questions.

                          REPORT OF THE AUDIT COMMITTEE

     Our audit committee has reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 31, 2001. Our audit committee has also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. Our audit committee has received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with our independent auditors that firm's independence from our management and us. The audit committee has considered whether the provision of non-audit services by @Track's principal auditor is compatible with maintaining auditor independence.

     Based on the review and discussions referred to in the above paragraph, our audit committee recommends to our board of directors that the year-end audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC. The charter of our audit committee was attached to last year's proxy statement as Appendix G.
                                                               ----------

     During the year ended December 31, 2001, @Track retained its principal auditor, Arthur Andersen, to provide services in the following categories and amounts:

     .     Audit Fees of $161,800;

     .     Financial Information Systems Design and Implementation Fees of $0;
           and

     .     All Other Fees of $120,000.


                                                        AUDIT COMMITTEE

                                                        John T. Stupka
                                                        Gerry C. Quinn
                                                        William P. Osborne

                                PERFORMANCE GRAPH

          The following graph compares total stockholder returns of @Track since its initial public offering of common stock on June 22, 1995 to two indices:

          . the NASDAQ CRSP Total Return Index for the NASDAQ Stock Market, Composite; and

          .    the NASDAQ CRSP Total Return Index for Telecommunications Stocks.

Comparison of Cumulative Total Return on Investment Since @Track's Initial Public Offering on June 22, 1995

                Nasdaq US Index   Nasdaq Telecomm Index            ATRK
   6/22/1995            100.000                 100.000         100.000
  12/31/1995            112.701                 114.867          52.532
  12/31/1996            138.640                 117.453          91.772
  12/31/1997            169.809                 171.449          28.800
  12/31/1998            239.436                 283.750           5.696
  12/31/1999            444.859                 503.438          11.392
  12/31/2000            267.576                 216.392           3.797
  12/31/2001            212.322                 145.407           7.595

         The total return for @Track's stock and for each index assumes $100 invested on June 22, 1995 in @Track's common stock, the NASDAQ Composite Index and the NASDAQ Telecommunications Index, including the reinvestment of dividends, although cash dividends have never been declared on @Track's stock. @Track's common stock is traded on the NASDAQ SmallCap Market and is a component of both the NASDAQ-US Index and the NASDAQ Telecommunications Index.

         The closing price of the common stock on the last trading day of the 2001 fiscal year was $1.50 per share. Historical stock price performance is not necessarily indicative of future price performance.

                              STOCKHOLDER PROPOSALS

         We must receive any stockholder proposal intended for inclusion in the proxy materials for our annual meeting to be held in 2003 no later than December 26, 2002 to have such proposal included in our proxy statement for the 2003 annual meeting. You must submit your proposal in writing to our Corporate
Secretary:

                                J. Raymond Bilbao
                           1155 Kas Drive, Suite 100,
                             Richardson, Texas 75081
                            Telephone (972) 301-2000

                                  ANNUAL REPORT

     Our annual report on Form 10-K, which includes our consolidated financial statements as of and for the year ended December 31, 2001, is being mailed to you along with this proxy statement. Our Form 10-K for the year ended December 31, 2001 is incorporated by reference into and made a part of this proxy statement. Upon written request, we will provide, without charge to any stockholder, a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules to such report. Such request should be directed to:

                                 1155 Kas Drive
                                    Suite 100
                             Richardson, Texas 75081
                                 (972) 301-2000
                             Attn: J. Raymond Bilbao

                                  OTHER MATTERS

     Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                            By Order of the Board of Directors,

                                            J. RAYMOND BILBAO

                                            Secretary

April 29, 2002

                                   APPENDIX A
                                   ----------

                                 AMENDMENT NO. 3
                                     TO THE
                   1994 AMENDED AND RESTATED STOCK OPTION PLAN

     Section 3.2(b) of @Track's 1994 Amended and Restated Stock Option Plan, as amended, shall be amended by deleting said paragraph in its entirety and substituting the following so that, as amended, said paragraph will now read in its entirety as follows:

     "(b) The aggregate number of shares of Common Stock which may be issued upon the exercise of Options granted under the Plan shall not exceed 7,208,000 shares, all or any part of which may be issued pursuant to Options; provided, however, that the maximum number of shares of Common Stock which may be issued to an Optionee under the Plan shall not exceed 1,000,000 shares (as may be adjusted pursuant to Section 9.3 of the Plan). Shares of Common Stock issued upon the exercise of Options granted under the Plan may consist of either authorized but unissued shares or shares which have been issued and which shall have been heretofore or shall be hereafter reacquired by the Company. The total number of shares authorized under the Plan shall be subject to increase or decrease in order to give effect to the provisions of Section 9.3 hereof and to give effect to any amendment adopted pursuant to Article VIII of the Plan. If any Option granted under the Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, the number of shares as to which such Option was not exercised shall again be available for purposes of the Plan. The Company shall at all times while the Plan is in effect reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan."

________________________________________________________________________________

                           @Track Communications, Inc.

                                      PROXY

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                  THE ANNUAL MEETING TO BE HELD ON MAY 21, 2002

The undersigned hereby appoints Jana A. Bell, Michael Smith or J. Raymond Bilbao, and each of them, jointly and severally, as the undersigned's proxy or proxies, with full power of substitution, to vote all shares of common stock of @Track Communications, Inc. which the undersigned is entitled to vote at the annual meeting of the common stockholders to be held at 1155 Kas Drive, Suite 100, Richardson, Texas on May 21, 2002 at 9:00 a.m., Richardson, Texas time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth below, revoking any proxy or proxies heretofore given.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXY HOLDER WITH RESPECT TO ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

       (Continued, and to be marked, dated and signed, on the other side.)

                            . FOLD AND DETACH HERE .

________________________________________________________________________________



________________________________________________________________________________


                             YOUR VOTE IS IMPORTANT!

                       You can vote in one of three ways:

1. If you are calling from within the United States, call toll free 1-800-435-6710 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                       Or
                                       --

2.   Vote by Internet at our Internet Address: www.eproxy.com/atrk
                                               -------------------

                                       or
                                       --

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                   PLEASE VOTE

________________________________________________________________________________

________________________________________________________________________________


The board of directors recommend a vote FOR Proposals          Please mark
1 and 2                                                        your votes as
                                                               indicated in  [x]
                                                               this example.

1. The election of the following five directors to hold office until the next annual meeting of @Track's stockholders and until their respective successors shall have been duly elected and qualified.
     [_] FOR ALL NOMINEES (except for the names     [_] WITHHOLD AUTHORITY FOR
     struck out below)                              ALL NOMINEES
     (Jana A. Bell, Gerry C. Quinn, John T. Stupka,
     Robert D. Kelly MA FCA, Michael D. Beverley DL, DA, SCA, SRSA,
     Michael D. Abrahams CBE DL, Sir James Douglas
     Spooner MA FCA, and Sir Martin W. Jacomb
     INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee's name above.
2. The approval of an amendment to @Track's amended and restated 1994 stock option plan increasing the number of shares of common stock that may be issued under the 1994 stock option plan.
     [_] FOR                     [_] AGAINST                   [_] ABSTAIN
3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

                                                    Date           /
                                                    ----------------------------
                                             ___________________________________
                                      Signature

                                             ___________________________________
                                      Signature, If Jointly Held

                                  If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title.

                 FOLD AND DETACH HERE AND READ THE REVERSE SIDE
________________________________________________________________________________

--------------------------------------------------------------------------------

                 ----------------------------------------------
                    [GRAPHIC] VOTE BY TELEPHONE AND [GRAPHIC]
                                    INTERNET
                              QUICK EASY IMMEDIATE
                 ----------------------------------------------

     Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

     VOTE BY PHONE: You will be asked to enter a CONTROL NUMBER located in the box in the lower right of this form.

     -------------------------------------------------------------------
      OPTION A: To vote as the board of directors recommends on both proposals: Press 1
     -------------------------------------------------------------------

     -------------------------------------------------------------------
      OPTION B: If you choose to vote on each item separately, press 0. You will hear these instructions:
     -------------------------------------------------------------------

               Item 1: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0. When asked, you must confirm your vote by pressing 1.

      VOTE BY INTERNET: The Web address is: www.eproxy.com/atrk
                                            -------------------
      IF YOU VOTE BY PHONE OR INTERNET - DO NOT MAIL THE PROXY CARD
                              THANK YOU FOR VOTING
                                                          --------------------
        Call * * Toll Free * * On a Touch Tone Telephone
                    1-800-435-6710 - ANYTIME
             There is NO CHARGE to you for this call
                                                          --------------------
                                                          CONTROL NUMBER

                                                          For Telephone/Internet
                                                          Voting
--------------------------------------------------------------------------------

                                       2